FOR IMMEDIATE RELEASE

Cordia Corporation Launches My Tel Co, Inc.

Expands into Secondary Consumer Credit Market

Winter Garden, Florida – August 8, 2006 – Cordia Corporation (OTCBB: CORG), a global communications service provider of traditional wireline and Voice over Internet Protocol (“VoIP”) technologies announces the launch of My Tel Co, Inc. (“My Tel”) as a competitive local exchange carrier.

My Tel, with its improved and tighter credit control process, will target consumers in the secondary consumer credit market.  By reducing the invoice due date, accelerating service suspension for non-payment, blocking excessive international calling, and charging a monthly per line service premium we believe we can increase sales with minimum credit exposure.  My Tel will make use of the Company’s existing telemarketing arrangements and the cost to acquire a new account will be approximately 50% less as a result of our negotiating a smaller per sale commission on these accounts. The Company has invested a significant amount of time and money in its customer service center over the last year, and believes it is now positioned to manage and profitably grow this segment of its business   as well as its other lines of business.

Kevin Griffo, President of Cordia Corporation, stated, “I am proud of the progress  Cordia has made in building a solid operations center with strong management and sound technology providing the foundation for our expansion into this secondary consumer credit market. We believe this market has been underserved and many of the potential customers will be users of broadband services for VoIP in the near future.  Our improvements in operations have resulted in better customer service, reduced bad debt and a lower churn rate. The launch of this new service was made possible by the stringent credit criteria recently established for all new customers, which has resulted in a dramatic drop in monthly churn and a significant reduction in our bad debt exposure for 2006.  We believe that My Tel will provide Cordia growth in sales and earnings, while we continue the expansion of our   global footprint.”

About Cordia Corporation

Cordia Corporation, through its operating subsidiaries, Cordia Communications Corp. and CordiaIP Corp., offers business, residential and wholesale customers local and long distance telecommunications services utilizing traditional wireline and Voice over Internet Protocol (“VoIP”) technologies. In addition, Cordia develops and provides a suite of proprietary Web-based billing software and outsourced services to local, long distance and VoIP telecommunications providers.

Safe Harbor

This release contains forward-looking statements that involve risks and uncertainties. Cordia's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, among others, availability of management; availability, terms, and deployment of capital; Cordia's ability to successfully market its services to current and new customers, generate customer demand for its product and services in the geographical areas in which Cordia can operate, access new markets, all in a timely manner, at reasonable cost and on satisfactory terms and conditions, as well as regulatory, legislative and judicial developments that could cause actual results to vary in such forward-looking statements.

Contact:

Cordia Corp

Kevin Griffo, 866-777-7777

kgriffo@cordiacorp.com

Or

Investors:

Alliance Advisors, LLC

Alan Sheinwald, 914-244-0062

asheinwald@allianceadvisors.net

www.cordiacorp.com